Exhibit 2.4

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SCHOOLONE.COM, LLC

VARSITY GROUP INC.,

AND

CAMPUS OUTFITTERS GROUP, LLC,

Dated as of February 27, 2008

TABLE OF CONTENTS

			Page
1.	DEFINITIONS		1

	1.1	Definitions	1

	1.2	Interpretation	6

2.	PURCHASE AND SALE; CLOSING		7

	2.1	Purchase and Sale of Campus Outfitters Membership Interests	7

	2.2	Purchase Price	7

	2.3	Closing Date	7

	2.4	Deliveries	7

3.	REPRESENTATIONS AND WARRANTIES OF CAMPUS OUTFITTERS		8

	3.1	Organization and Validity Organization and Qualification; Power	8

	3.2	Governmental Consents	9

	3.3	Financial Statements; Liabilities	9

	3.4	Change in Condition Since December 31, 2007	9

	3.5	Litigation	11

	3.6	Licenses; Compliance With Legal Requirements and Regulations	11

	3.7	Title to and Condition of Assets; Sufficiency of Assets	11

	3.8	Taxes	12

	3.9	Certain Contracts	12

	3.10	Intellectual Property	18

	3.11	Environmental Matters	18

	3.12	Employees	14

	3.13	Warranties	14

	3.14	Personal and Real Property	14

	3.15	Employee Benefits	15

	3.16	Brokers	16

	3.17	Inventory	16

	3.18	Accounts Receivable	16

	3.19	Insurance	16

	3.20	Assets and Properties	16

	3.21	No Other Representations or Warranties	17

i

4.	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER		17

	4.1	Corporate Matters	17

	4.2	Litigation	18

	4.3	Brokers	18

5.	[INTENTIONALLY OMITTED]		18

6.	CERTAIN COVENANTS		18

	6.1	Liability for Transfer Taxes	18

	6.2	Consents	18

	6.3	Campus Outfitters Books and Records	19

	6.4	Employees	19

	6.5	Text Book Business	19

	6.6	Payment of Purchaser’s Receivables	20

	6.7	Payment of Campus Outfitters’ Payables	20

7.	MUTUAL COVENANTS		20

	7.1	Further Assurances	20

	7.2	Access to Information and Personnel	21

	7.3	Taxes	21

	7.4	Non-disparagement	22

	7.5	Publicity	22

8.	[INTENTIONALLY OMITTED]		22

9.	NO SURVIVAL OF REPRESENTATION AND WARRANTIES		23

	9.1	Survival	23

	9.2	Indemnification	23

10.	GENERAL PROVISIONS		24

	10.1	Governing Law; Jurisdiction	24

	10.2	Notices	24

	10.3	Exhibits	25

	10.4	Entire Agreement, Binding Effect	25

	10.5	Headings	25

	10.6	Expenses	26

	10.7	Amendment	26

	10.8	Waiver	26

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10.9	Time of the Essence	26

10.10	Assignment	26

10.11	No Third Party Beneficiary	26

10.12	Severability	26

10.13	Counterparts; Signatures	26

10.14	Schedules	26

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of February 27, 2008, by and among Schoolone.com, LLC, an Ohio limited liability company doing business as Fit Technology (“Purchaser”),Varsity Group Inc., a Delaware corporation (“Varsity”), and Campus Outfitters Group, LLC, a Delaware limited liability company (“Campus Outfitters”).

RECITALS

WHEREAS, Varsity owns beneficially and of record all of the Campus Outfitters Membership Interests; and

WHEREAS, Varsity desires to sell to Purchaser, and Purchaser desires to purchase from Varsity, the Campus Outfitters Membership Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

1.1 Definitions. For purposes of this Agreement, the following definitions shall apply:

Acquired Business shall mean the business of marketing, distributing, servicing and selling school uniforms and related apparel products, as conducted by Campus Outfitters and its Subsidiaries on the Closing Date, except as otherwise provided in Section 6.5 of this Agreement.

Action shall mean any claim, action, cause of action, litigation or suit (in contract, tort or otherwise), inquiry, proceeding, notice of noncompliance, demand letter, audit or investigation by or before any Governmental Authority, arbitrator or similar Person.

Affiliate shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

Agreement shall mean this Membership Interest Purchase Agreement.

Benefit Arrangement shall have the meaning specified in Section 3.15(a) of this Agreement.

Books and Records shall mean books, records, documents, lists, manuals, plans, files, data and other materials directly and exclusively relating to the Acquired Business,

including, without limitation, advertising materials, drawings, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, price lists, photographs, production data, sales and promotional materials and records, purchasing materials, records and databases, personnel records, quality control records and procedures, blueprints, research and development files, media materials and plates and copies of accounting records.

Business Day means any day, other than (i) a Saturday or Sunday, or (ii) any other day on which commercial banking institutions are permitted or required to be closed in the State of New York.

Campus Outfitters shall have the meaning specified in the Preamble to this Agreement.

Campus Outfitters Membership Interests shall mean all of the Equity Securities in Campus Outfitters.

Closing shall mean the closing of the transactions contemplated by this Agreement.

Closing Date shall mean the date specified in Section 2.3 of this Agreement.

Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

Consent shall mean any material consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

Contract shall mean, with respect to any Person, any and all contracts or agreements, whether oral or written, including, but not limited to, customer contracts, development or developer agreements, work-for-hire agreements, franchise agreements, covenants not to compete, commitments, alliance agreements, purchase and sales orders, arrangements, employment agreements, subcontracting agreements, consulting agreements, leases, licenses, indentures, notes, bonds, deeds (or other evidence of indebtedness) and other agreements or contracts to which or by which such Person is legally bound.

Debt shall mean all obligations of a Person (i) for borrowed money including capitalized leases, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) under conditional sale, title retention or similar agreements or arrangements with respect to the deferred purchase price of property, or (iv) in the nature of guarantees of obligations of the type described in clauses (i), (ii) and (iii) above of any other Person.

Disclosure Schedule shall mean, collectively the Schedules attached hereto prepared and delivered by Varsity and/or Campus Outfitters.

Employee Plan shall have the meaning set forth in Section 3.15(a) of this Agreement.

Employees shall mean the employees of Campus Outfitters and its Subsidiaries.

Environmental Laws shall mean all federal, state, local or foreign laws, regulations, ordinances or codes, without limitation, relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Equity Securities of any Person shall mean (i) shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any such shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, partnership or limited liability company interests or other equity securities of or interests in such Person, and (iv) stock options, equity equivalents, interests in the ownership or earnings of, or stock appreciation, phantom stock or other similar rights of, or with respect to, such Person.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

ERISA Affiliate shall have the meaning specified in Section 3.15(a) of this Agreement.

GAAP shall mean United States generally accepted accounting principles as in effect from time to time.

Governing Documents shall have the meaning specified in Section 3.1(a) of this Agreement.

Governmental Authority shall mean any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any United States court, tribunal or judicial body.

Intellectual Property shall mean any and all of the following property of the Acquired Business (i) inventions (whether or not patented or patentable), (ii) patents and patent applications (including all provisional applications, reissues, reexaminations, divisionals, continuations and continuations in part, (iii) copyrighted works and other works of authorship, (iv) trademarks and service marks, trade names and all applications for registrations of any of the foregoing, (v) trade secrets (including, without limitation, business plans, financial information, technical information, analyses, data and other information which derives economic value from being generally known), (vi) software applications and code (other than third party shrinkwrap licenses), (vii) customer lists, (viii) Internet websites and all underlying applications and code, and (ix) Internet domain names.

Intellectual Property Rights shall mean all right, title and interest in and to the Intellectual Property including, without limitation, the following: (i) copyrights; (ii) pending and issued patents and patent applications (including all provisionals, reissues, reexaminations, divisionals, continuations and continuations in-part); (iii) trademark rights (including pending applications); (iv) copyrights; (v) trade secret rights, and (vi) all other proprietary rights of any kind or nature.

Inventory shall mean all inventories of uniforms or related property for sale by Campus Outfitters.

IRS shall mean the United States Internal Revenue Service.

Knowledge of Purchaser (and terms of similar import) shall mean the actual knowledge of Micki Tubbs.

Knowledge of Varsity (and terms of similar import) shall mean the actual knowledge of Jim Craig, John Griffin or Charlotte McFarland.

Leases shall mean the Personal Property Leases and the Real Property Leases.

Legal Requirement shall mean any federal, state, foreign or local statute, ordinance, code, rule or regulation, guidance, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

Lien means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use, restrictive covenant or other encumbrance (including an option to purchase, right of first refusal or first offer), whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

Material Adverse Change or “Material Adverse Effect” or similar phrase shall mean, with respect to any Person, any event or circumstance that has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, or condition (financial or otherwise) of such Person; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of Campus Outfitters with customers, suppliers, distributors, consultants, employees or independent contractors; (ii) any change in GAAP or applicable Laws (or interpretation hereof) after the date of this Agreement; (iii) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions; or (iv) any matter identified in the Disclosure Schedule.

Materials of Environmental Concern shall mean any substance or material that is on the Closing Date prohibited as hazardous by any Governmental Authority under any

Environmental Law including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, asbestos, PCBs, VOCs, SVOCs, dangerous substances, designated substances, controlled products or subject waste, all as defined in or pursuant to any Environmental Law.

Ordinary Course of Business shall mean the ordinary course of the business, consistent with past practices of Campus Outfitters and its Subsidiaries over the last 12 months.

Pension Plan shall have the meaning specified in Section 3.15(a) of this Agreement.

Permitted Liens means (i) mechanic’s, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens securing lease payments under leases or licenses for Leased Real Property, (v) Liens arising in favor of the United States government as a result of progress payment clauses contained in any Contract, and (vi) in the case of Real Property, (A) any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, agreements and other matters of fact or record, (B) such state of fact or exceptions that an accurate survey or inspection of the Real Property would show, (C) present or future laws applicable to the Real Property, including the use or improvement thereof, and (D) matters affecting Real Property created by or with the written consent of Purchaser.

Person shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

Personal Property Leases shall have the meaning specified in Section 3.14(a).

Plans shall have the meaning specified in Section 3.15(a).

Post-Closing Tax Period means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

Pre-Closing Tax Period means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

Property Taxes shall have the meaning set forth in Section 7.3(c) of this Agreement.

Purchaser shall have the meaning set forth in the Preamble to this Agreement.

Purchase Price shall have the meaning specified in Section 2.2 of this Agreement.

Real Property Leases shall have the meaning specified in Section 3.14(c).

Representative means any officer, director, member, shareholder, partner, principal, attorney, agent, employee, banker, accountant, consultant or other representative.

Straddle Period means any taxable year or tax period that includes (but does not end on) the Closing Date.

Subsidiary means, with respect to any Person (the “Owner”), any other Person of which securities or other interests having the power to elect a majority of the governing body, or otherwise having the power to direct the business and policies of that other Person are held by Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Campus Outfitters.

Taxes shall mean with respect to any Person, all taxes of any kind, levies or other like assessments, customs, duties, imposts or charges, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise (if not based on income), estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county or local government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, whether disputed or not, for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable pursuant to Treasury Regulation §1.1502-6 or any analogous state or local Tax provision, or as a successor, transferee, by contract or otherwise).

Tax Returns shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

Transfer Taxes shall have the meaning specified in Section 6.1 of this Agreement.

Welfare Plan shall have the meaning specified in Section 3.15(a) of this Agreement.

1.2 Interpretation. In this Agreement, unless the contrary intention appears:

(a) a reference to a Section, Schedule or Exhibit is a reference to a Section of, or Schedule or Exhibit to, this Agreement and references to this Agreement include any recital in, or Exhibit or Schedule to, this Agreement;

(b) any agreement referred to herein shall mean such agreement as amended, supplemented and modified as of the Closing Date to the extent permitted by the applicable provisions thereof, and shall include all exhibits, schedules, and other documents or agreements attached thereto;

(c) the singular includes the plural and vice versa;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(e) any reference herein to “dollars,” “$” or similar terms shall be to United States dollars; and

(f) each of Purchaser and Varsity and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement and any schedules and exhibits hereto.

2.	PURCHASE AND SALE; CLOSING.

2.1 Purchase and Sale of Campus Outfitters Membership Interests. Subject to and upon the terms and conditions set forth in this Agreement, Varsity hereby sells, transfers, assigns, conveys and delivers to Purchaser the Campus Outfitters Membership Interests free and clear of all Liens (other than any restrictions to transfer under any applicable Federal or state securities Legal Requirements).

2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the aggregate amount of the purchase price to be paid to Varsity at Closing (the “Purchase Price”) for the Campus Outfitters Membership Interests shall be equal to $700,000 payable by Purchaser in the form of a written acknowledgement by Purchaser that it has irrevocably released Varsity from its obligation to make accounts payable remittances to Purchaser in the amount of the Purchase Price (i.e., $700,000).

2.3 Closing Date. The Closing of the transactions provided for herein shall take place at the offices of Latham & Watkins LLP, 555 11th Street, NW, Suite 1000, Washington, DC, at 10:00 a.m. (local time) on the date hereof (the “Closing Date”).

2.4 Deliveries. At the Closing:

(a) Deliveries by Varsity. Varsity shall deliver to Purchaser (i) evidence of the transfer of Campus Outfitters Membership Interests (which interests are uncertificated) in form and substance satisfactory to Purchaser, (ii) a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A effecting the transfer or assignment of all of the assets used exclusively in the Acquired Business from Varsity to Campus Outfitters and (iii) duly signed resignations, effective as of the Closing, of the individuals listed on Schedule 2.4 from their officer and director positions with Campus Outfitters and/or the Subsidiaries.

(b) Deliveries by Purchaser. Purchaser shall deliver a written acknowledgment in accordance with Section 2.1 as to the payment of the Purchase Price in form and substance satisfactory to Varsity.

(c) Other Deliveries. The Closing certificates and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged, including but not limited to evidence of release of the Lien in favor of Follett Corporation.

3.	REPRESENTATIONS AND WARRANTIES OF CAMPUS OUTFITTERS.

Varsity represents and warrants to the Purchaser as follows, except as otherwise set forth in the Disclosure Schedule:

3.1 Organization and Validity Organization and Qualification; Power.

(a) Campus Outfitters and its Subsidiary (i) are limited liability companies duly organized and validly existing under the laws of the state of Delaware and the state of Maryland, respectively; and (ii) are duly qualified and in good standing in all jurisdictions in which they are doing business as required by the laws of that particular jurisdiction and have all necessary limited liability company power and authority to engage in the business in which they are presently engaged and to own, lease and operate their assets and to carry on their business as it is now being conducted, except where the failure to be so qualified or in good standing, or to have such power or authority, could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Varsity has delivered or made available to Purchaser true, correct and complete copies of the articles of organization and operating agreement (collectively, the “Governing Documents”) of Campus Outfitters and each of its Subsidiaries, and none of these Governing Documents have been modified, amended or rescinded and all are in full force and effect as of the date hereof.

(b) Authorization; Validity. Each of Varsity, Campus Outfitters and Campus Outfitters’ Subsidiaries has all requisite corporate or limited liability company power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Varsity and Campus Outfitters pursuant hereto and to carry out its or their obligations hereunder and thereunder. The execution and delivery by Varsity and Campus Outfitters of this Agreement and the other agreements, documents and instruments to be executed by Varsity and Campus Outfitters pursuant hereto and the consummation of the transactions contemplated hereby have been duly authorized by Varsity as the sole member of Campus Outfitters. This Agreement and the related agreements, documents and instruments referred to herein to which Varsity or Campus Outfitters is a party have been duly executed and delivered by such parties and constitute the valid and legally binding obligations of such parties, enforceable against each of them in accordance with their respective terms.

(c) No Conflict; Compliance; Binding Effect. Except as set forth in Schedule 3.1(c), the execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, the sale and transfer of the Campus Outfitters Membership Interests, and the consummation of the transactions contemplated hereby do not, and will not, in any material respect, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Lien upon any of the assets of Campus Outfitters or any of its Subsidiaries or the Campus Outfitters Membership Interests under (i) any Legal Requirement, order, writ, injunction, judgment, arbitration award or decree or other restriction to which Varsity, Campus Outfitters or any Subsidiary are subject or bound, (ii) Governing Documents of Campus Outfitters or its Subsidiaries or (iii) any Contract to which Varsity or Campus Outfitters or any of its Subsidiaries is a party.

(d) Ownership of Membership Interests. Varsity holds 100% of the limited liability company membership interests of Campus Outfitters, free and clear of any Liens (other than any restrictions to transfer under any applicable Federal or state securities Legal Requirements). There are no Equity Securities of Campus Outfitters other than the limited liability company membership interests of Campus Outfitters issued to Varsity.

(e) Capitalization. All Equity Securities of the Subsidiaries are owned of record and beneficially by Campus Outfitters. No Subsidiary has any Equity Securities other than its limited liability company interests issued to Campus Outfitters. The Campus Outfitters Membership Interests and the outstanding Equity Securities of the Subsidiaries (i) have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) were issued in compliance with all applicable Legal Requirements. Schedule 3.1(e) identifies all Subsidiaries of Campus Outfitters.

3.2 Governmental Consents. No material Consent of any Governmental Authority is required for the execution, delivery or performance of this Agreement or any documents or agreements contemplated hereby by Varsity or the consummation by Varsity or Campus Outfitters of the transactions contemplated by this Agreement.

3.3 Financial Statements; Liabilities.

(a) Attached hereto as Schedule 3.3(a) is the unaudited consolidated balance sheet of Campus Outfitters and its Subsidiaries as of December 31, 2007 and a statement of the accounts receivables and accounts payables as of the Closing Date, which balance sheet and statement fairly reflect in all material respects the assets, liabilities and accounts receivables and accounts payables, as applicable, of Campus Outfitters and its Subsidiaries, consistent with the books and records of Varsity as used to prepare its financial statements and other information filed with the U.S. Securities and Exchange Commission.

(b) Campus Outfitters Liabilities. To the Knowledge of Varsity, neither Campus Outfitters nor its Subsidiaries has any liabilities, other than the (i) liabilities reflected or reserved against on the balance sheet referred to in Section 3.3(a) or specifically referred to in the notes thereto, (ii) liabilities incurred since December 31, 2007 in the ordinary course of business, (iii) liabilities under the Contracts, and (iv) liabilities or matters referenced in the Disclosure Schedules.

3.4 Change in Condition Since December 31, 2007. Except for matters set forth in Schedule 3.4, since December 31, 2007, neither Campus Outfitters nor any of its Subsidiaries has:

(a) Entered into any Contract other than this Agreement relating to (A) the sale of any Equity Securities of Campus Outfitters, (B) the purchase of assets constituting a business, or (C) any merger, consolidation, reorganization or other business combination;

(b) Settled or agreed to settle any material Action;

(c) Incurred any Debt greater than $100,000 in the aggregate (including any capital lease) other than liability for payment of goods and services incurred in the Ordinary Course of Business;

(d) Outside the Ordinary Course of Business: (i) increased (or committed to increase) the compensation payable to or the benefits afforded any employee, or (ii) increased (or committed to increase) the rate of benefits payable under, amended the terms of, or entered into any new, bonus, incentive, pension, insurance, severance, deferred compensation, retirement profit sharing or other employee benefit plan or compensation or commission arrangement covering any director, independent contractor, or employee of Campus Outfitters or its Subsidiaries, other than as required by any applicable Legal Requirement or Company Plan;

(e) Entered into any new or amended any (or committed to entering into or amending any) employment, severance, retention, or change in control protection agreement for any employee, director or independent contractor of Campus Outfitters or its Subsidiaries (other than customary offer letters for employment at will that do not provide severance benefits, change in control or severance agreement, consultation agreement or other compensation agreement or independent contractor agreements (other than in the Ordinary Course of Business that are terminable within ninety (90) days without liability to Campus Outfitters);

(f) Made any loan to, or entered into any other transaction with any of its directors or officers or entered into any collective bargaining agreement;

(g) Added to or modified in any material respect any of the Company Plans other than (i) contributions made in accordance with the normal practices of Campus Outfitters, or (ii) the extension of coverage to other personnel who became eligible after December 31, 2007;

(h) Sold, assigned or transferred any assets having a value in excess of $100,000 other than in the Ordinary Course of Business;

(i) Cancelled, entered into, terminated or materially amended any material Contract to which Campus Outfitters or any of its Subsidiaries is a party outside the Ordinary Course of Business;

(j) Made a capital expenditure or incurred a liability therefor, involving payments in excess of $25,000;

(k) Failed to operate its business in the Ordinary Course of Business in any material respect;

(l) Changed accounting methods or practices, other than such changes required by law or GAAP;

(m) Experienced damage, destruction or loss with respect to any property or assets of Campus Outfitters or any of its Subsidiaries having a value in excess of $100,000 (net of insurance proceeds expected) in the aggregate;

(n) Executed, terminated or materially amended any lease for real or personal property involving annual payments in excess of $50,000;

(o) Entered into any agreement, whether or not in writing, to do any of the foregoing; or

(p) Had a Material Adverse Change.

3.5 Litigation. (a) There is no Action pending or, to the Knowledge of Varsity, threatened against Campus Outfitters or any of its Subsidiaries or relating to the Acquired Business; and (b) there is no Action pending or, to the Knowledge of Varsity, threatened which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

3.6 Licenses; Compliance With Legal Requirements and Regulations.

(a) Governmental Licenses; Notices. Campus Outfitters and each of its Subsidiaries has all Consents of any Governmental Authority necessary to conduct its business as conducted on the date hereof, and such Consents are in full force and effect, except where the failure of Campus Outfitters to have obtained such Consents or the failure of such Consents to be in full force and effect would not be reasonably expected to have a Material Adverse Effect. Campus Outfitters and each of its Subsidiaries is in compliance in all material respects with all such Consents of any Governmental Authority and has received no written notice regarding any violation, termination or suspension of any such Consents.

(b) Compliance With Legal Requirements and Regulations. Campus Outfitters and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements relating to the operation of the Acquired Business, except where the failure of Campus Outfitters or its Subsidiaries to be in compliance would not be reasonably expected to have a Material Adverse Effect. No event has occurred and no circumstance exists that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure of Campus Outfitters or any of its Subsidiaries to comply with any Legal Requirements, except where the violation, conflict or failure of Campus Outfitters or its Subsidiaries would not be reasonably expected to have a Material Adverse Effect.

3.7 Title to and Condition of Assets; Sufficiency of Assets.

(a) Title to and Sufficiency of Assets. Campus Outfitters and each of its Subsidiaries owns or has a valid leasehold interest or other right to use all property (real or personal, tangible or intangible) necessary to operate its business in the same manner as currently conducted, in all material respects, it being understood that Campus Outfitters does not own the registered trademark “Campus Outfitters.”

(b) Condition of Assets. The material machinery, equipment and other tangible property necessary to operate the business of Campus Outfitters and each of its Subsidiaries as currently conducted are, taken as a whole, in good working condition in all material respects (normal wear and tear excluded).

3.8 Taxes.

(a) Each of Varsity, Campus Outfitters and the Subsidiaries (i) has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it as of the date of this Agreement for all periods ended on or prior to the Closing Date insofar as such Tax Returns relate to the Acquired Business, and (ii) has timely paid all Taxes showing as due and payable thereon. All such Tax Returns filed by Campus Outfitters and the Subsidiaries are correct and complete in all material respects.

(b) Neither Varsity, Campus Outfitters nor any of the Subsidiaries has received any written notice from a taxing authority in a jurisdiction where it does not file Tax Returns that it is subject to taxation by that jurisdiction.

(c) There are no liens for Taxes (other than (i) for current Taxes not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings) on any assets of Campus Outfitters or any of its Subsidiaries or any of the Campus Outfitters Membership Interests.

(d) Except as set forth on Schedule 3.8(d), there is no claim, action, audit or other proceeding now pending or, to the Knowledge of Varsity, threatened relating to Taxes with respect to the Acquired Business, and no extension or waiver of a statute of limitations relating to Taxes with respect to the Acquired Business is in effect.

3.9 Certain Contracts. Set forth on Schedule 3.9 is a true and complete list of all of the following Contracts of Campus Outfitters and each of its Subsidiaries:

(a) All collective bargaining agreements and all written employment, severance, independent contractor, and consulting agreements, other than (i) customary offer letters for employment at will that do not provide severance benefits beyond customary policies in the Ordinary Course of Business of Campus Outfitters, and (ii) consulting agreements and agreements with independent contractors that are terminable within ninety (90) days without liability to Campus Outfitters;

(b) All Contracts of Campus Outfitters and/or its Subsidiaries to sell or otherwise dispose of any assets having a fair market value in excess of $50,000 except in the Ordinary Course of Business;

(c) All Contracts between Campus Outfitters or any of its Subsidiaries and any of their respective Affiliates;

(d) All Contracts (including partnership and joint venture agreements) under which (i) Campus Outfitters or any of its Subsidiaries has any liability or obligation for Debt or constituting or giving rise to a guarantee of any liability or obligation of any Person (other than Campus Outfitters), or (ii) any Person has any liability or obligation constituting or giving rise to a guarantee of any liability or obligation of Campus Outfitters or any of its Subsidiaries;

(e) All joint ventures, limited liability company or partnership agreements, or other agreements (however named) involving a sharing of profits, losses, costs or liabilities by Campus Outfitters or any of its Subsidiaries with any other Person, except for uniform supply arrangements with schools involving a revenue sharing arrangement in the Ordinary Course of Business (the “School Contracts”); and

(f) Any agreement relating to the sale or disposition of material assets by Campus Outfitters or any of its Subsidiaries.

Varsity has made available to the Purchaser true and correct copies of the School Contracts and has delivered or made available to Purchaser true and correct copies of the Contracts required to be disclosed on Schedule 3.9. No material breach or material default in performance by Campus Outfitters or any of its Subsidiaries under any of the Contracts listed on Schedule 3.9 has occurred and is continuing. To the Knowledge of Varsity, no material breach or material default by any other Person under any of the Contracts listed on Schedule 3.9 has occurred and is continuing.

3.10 Intellectual Property.

(a) Except as set forth in Schedule 3.10(a), all Intellectual Property owned by Campus Outfitters is either owned by Campus Outfitters free and clear of all Liens or validly licensed for use by Campus Outfitters, and all Intellectual Property used in connection with the conduct of the Acquired Business as presently conducted is either owned by Campus Outfitters free and clear of all Liens or validly licensed for use by Campus Outfitters.

(b) Schedule 3.10(b) sets forth a complete and correct list of all Intellectual Property and Intellectual Property Rights owned or licensed by Campus Outfitters that are material to the Acquired Business.

3.11 Environmental Matters.

(a) Campus Outfitters and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws for the operation of the Acquired Business, as now conducted.

(b) There is no Action pending or, to the Knowledge of Varsity, threatened against Campus Outfitters or any of its Subsidiaries in respect of (i) noncompliance by Campus Outfitters or any of its Subsidiaries with any Environmental Laws, (ii) the Release or threatened Release into the environment of any Hazardous Substance by Campus Outfitters or any of its Subsidiaries, or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by Campus Outfitters or any of its Subsidiaries.

3.12 Employees.

(a) Set forth on Schedule 3.12(a) is a list of each employee of Campus Outfitters and/or its Subsidiaries as of the date of this Agreement, along with the present salary of such person, accrued vacation and sick days, and service credited for purposes of vesting and eligibility to participate in any Benefit Arrangement.

(b) Campus Outfitters and each of its Subsidiaries has paid or properly accrued all wages and compensation due to any of its employees, consultants or independent contractors, including any wages, salaries, commissions, bonuses, other direct compensation, vacation and sick days.

(c) Campus Outfitters and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, worker’s compensation, and wages and hours.

(d) Neither Campus Outfitters nor any of its Subsidiaries is a party or subject to any collective bargaining agreement or labor union.

3.13 Warranties. Neither Campus Outfitters nor any of its Subsidiaries has received notice that any product sold or delivered by Campus Outfitters has not been in material conformity with all applicable commitments and all express warranties.

3.14 Personal and Real Property.

(a) Campus Outfitters and each of its Subsidiaries, has valid title to all of its personal property, and such personal property is not subject to any Lien, except (i) as set forth on Schedule 3.14(a) or (ii) a Permitted Lien. All leases and licensing agreements for personal property (“Personal Property Leases”) leased or licensed by Campus Outfitters or any of its Subsidiaries and requiring payments in excess of $25,000 per year, are valid and in full force and effect and are listed on Schedule 3.14(a). Campus Outfitters and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under such Personal Property Leases.

(b) Neither Campus Outfitters nor any of its Subsidiaries owns any real property in fee.

(c) Schedule 3.14(c) sets forth a list of all real property leased by or on behalf of Campus Outfitters or any of its Subsidiaries (the “Real Property Leases”). Campus Outfitters, Varsity and each Subsidiary of Campus Outfitters has performed in all material respects all obligations required to be performed by it under each Real Property Leases to which it is a party.

(d) Varsity has delivered or made available to Purchaser true and correct copies of the Personal Property Leases and Real Property Leases.

3.15 Employee Benefits.

(a) Each “employee pension benefit plan” (“Pension Plan”) and any “employee welfare benefit plan” (“Welfare Plan”) as such terms are defined in Section 3(2) and Section 3(1), respectively, of ERISA, which is subject to ERISA and maintained or contributed to at any time during the six (6) year period preceding the Closing Date by Campus Outfitters or any ERISA Affiliate is disclosed on Schedule 3.15(a) (collectively the “Plans”). Each severance, stock option, payroll practice, vacation pay, holiday pay, sick pay, bonus, profit sharing, equity appreciation, deferred compensation, incentive, fringe benefit or other similar plan, practice or arrangement providing benefits to Employees or former Employees is set forth on Schedule 3.15(a) (each a “Benefit Arrangement”). Each Benefit Arrangement and each Plan are collectively and individually referred to herein as an “Employee Plan”. Varsity has made available to Purchaser or provided Purchaser with true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements or insurance contracts forming a part of such plan, (d) copies of any summary plan descriptions and employee handbooks, (e) any current determination or opinion letter from the IRS and (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500 with schedules attached and summary annual report.

(b) Each Employee Plan has in all material respects been maintained in compliance with its terms and all material provisions of ERISA, the Code, and other Legal Requirements applicable thereto, and nothing has occurred with respect to any Plan that has subjected or could subject Campus Outfitters or Purchaser (directly or indirectly) to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject a participant in, or beneficiary of, a Plan to a tax under Code Section 4975 or 409A. Each Plan that is a qualified defined contribution plan is intended to be an “ERISA Section 404(c) Plan,” and has been operated in all material respects consistent with such provisions within the meaning of the applicable Department of Labor regulations.

(c) All required contributions to, and premium payments on account of, each Plan have been made on a timely basis or to the extent not yet due, appropriately accrued on the financial statements of Campus Outfitters in accordance with generally accepted accounting principles. Each Welfare Plan is provided through an insurance contract and no such Welfare Plan is self funded or funded through a VEBA or other funding arrangement other than insurance.

(d) Each Pension Plan which is intended to be “qualified” within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and to the Knowledge of Varsity, there are no facts which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected. No Employee Plan is currently subject, or within the six (6) year period preceding the Closing was subject, to an audit or other investigation by the

IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority or subject to any law suits, complaints, claims or legal proceedings of any kind. Neither Campus Outfitters nor any ERISA Affiliate maintains or ever maintained, contributed to or has or had any liability with respect to a Plan subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or Section 302 of ERISA. Neither Campus Outfitters nor any ERISA Affiliate has ever contributed to, been obligated to contribute to, or has any liability with respect to, any multiemployer plan as defined in Section 3(37) of ERISA.

(e) Except as required under Section 601 et seq. of ERISA, applicable state law, or under Section 4980B of the Code to avoid excise tax, no Employee Plan provides benefits or coverage in the nature of health or life following retirement or other termination of employment.

(f) Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A (including applicable governmental guidance) since January 1, 2006. None of the transactions contemplated by this Agreement shall result in any requirement to withhold any amount as an addition to tax under Section 409A under the rules of the Code as they exist on the date hereof and on the Closing Date.

(g) For purposes of this Section 3.15, “ERISA Affiliate” means any Person who together with Campus Outfitters is required to be treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001(a)(14) of ERISA.

(h) All representations in this Section 3.15 relate to Campus Outfitters and all of its ERISA Affiliates.

3.16 Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Varsity or any of their Affiliates.

3.17 Inventory. All of the inventories of Campus Outfitters and its Subsidiaries are valued on its financial statements at the lower of cost or market.

3.18 Accounts Receivable. The amounts receivable of Campus Outfitters and each of its Subsidiaries are reflected properly on the financial statements Varsity furnished to Purchaser, and represent valid transactions consummated by Campus Outfitters and its Subsidiaries in the Ordinary Course of Business.

3.19 Insurance. Schedule 3.19 sets forth a complete list of each insurance policy that covers Campus Outfitters, its Subsidiaries or their respective properties and lists any pending claims. All such policies are currently in full force and effect and all premiums due with respect to such policies have been paid.

3.20 Assets. All tangible assets located at the properties set forth on Schedule 3.14(c), owned by Varsity or any of its Subsidiaries, represent all of the assets owned by Varsity or any of its Subsidiaries used exclusively in the Acquired Business and will be transferred to Purchaser pursuant to the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit A. With the exception of Campus Outfitters and its Subsidiaries, no other Subsidiary of Varsity owns any assets located at any of properties set forth on Schedule 3.14(c).

3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule), neither Varsity, Campus Outfitters or any other Person makes any other express or implied representations or warranty with respect to Campus Outfitters or the transactions contemplated by this Agreement, and Varsity disclaims any other representations or warranties, whether made by Varsity, Campus Outfitters or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article III hereof (as modified by the Disclosure Schedule), Varsity and Campus Outfitters each hereby disclaims all liability and responsibility for any representations, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Varsity, Campus Outfitters or any of their respective Affiliates). Campus Outfitters makes no representations or warranties to Purchaser regarding any projections or forecast regarding future results or activities or the probable success or profitability.

4.	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER.

Purchaser represents and warrants as of the date hereof, as follows:

4.1 Corporate Matters.

(a) Organization and Qualification; Power. Purchaser is a limited liability company duly organized and validly existing under the laws of the state of Ohio; (ii) is duly qualified and in good standing in all jurisdictions in which it is doing business as required by the laws of that particular jurisdiction; and (iii) has all necessary corporate power and authority to engage in the business in which it is presently engaged and to own, lease and operate its assets and to carry on its business as it is now being conducted.

(b) Authorization; Validity. Purchaser has all requisite limited liability power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser pursuant hereto and to carry out its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other agreements, documents and instruments to be executed by Purchaser pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the Managers of Purchaser. This Agreement and the related agreements, documents and instruments referred to herein to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(c) No Conflict; Compliance; Binding Effect. The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, the purchase of the Campus Outfitters Membership Interests and the consummation of the transactions contemplated hereby do not, and will not, in any material respect, conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under (i) any Legal Requirement, order, writ, injunction, judgment, arbitration award or decree or other restriction of any kind or character to which Purchaser is subject or bound, or (ii) the Purchaser’s Articles of Organization, Operating Agreement or other governing documents.

4.2 Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened (i) against Purchaser which has had a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

4.3 Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Purchaser or any of its Affiliates.

5.	[INTENTIONALLY OMITTED]

6.	CERTAIN COVENANTS.

6.1 Liability for Transfer Taxes. All United States sales (including, without limitation, bulk transfers and sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees, if any (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected by either of Campus Outfitters or Varsity pursuant to this Agreement shall be borne 50% by Varsity and 50% by Purchaser, provided that Varsity shall only be responsible for the payment of its portion of the Transfer Taxes up to an aggregate amount of $25,000. Purchaser shall prepare or shall cause to be prepared and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided, Purchaser shall provide a copy of any such Tax Returns to Varsity for review not later than ten (10) days prior to the due date thereof.

6.2 Consents. Purchaser acknowledges that to the extent Consents are required to assign any Contract to Campus Outfitters or are required to be obtained in connection with the transactions contemplated hereby (including the Consents set forth on Schedules 3.1(c) and 3.2), such Consents have not been obtained prior the Closing Date. After the Closing Date, Purchaser, Campus Outfitters and Varsity shall cooperate and use commercially reasonable efforts to assist Campus Outfitters in giving such notices and obtaining such Consents. Without limiting the foregoing, in respect of the Real Property Leases, it is further agreed that (a) Campus Outfitters agrees to be the assignee of each such lease and Purchaser and Campus Outfitters shall each use their reasonable best efforts (including, if necessary, Purchaser or Campus Outfitters paying at least two months rent as a security deposit with respect to each Real Property Lease) to obtain for Varsity a full and complete release and novation in favor of Varsity and (b) in the absence of a full and complete release and novation, from and after the Closing, Purchaser and Campus Outfitters shall fully perform all obligations under each Real Property Lease in accordance with its respective terms and Purchaser and Campus Outfitters shall, jointly and severally, indemnify and defend each Seller Indemnitee against, and shall hold them harmless from, any Losses resulting from, arising out of or incurred by any Seller Indemnitee in connection with, or otherwise with respect to the failure to obtain any such Consent or any breach of any covenant or agreement of Purchaser and Campus Outfitters contained in this Section 6.2.

6.3 Campus Outfitters Books and Records. As soon as reasonably practical after the Closing Date, Campus Outfitters shall deliver or cause to be delivered to Purchaser all of the Books and Records relating to the Acquired Business; provided, however, that Varsity may retain Books and Records related primarily to assets other than assets related to the Acquired Business; provided, Varsity shall cooperate and use its best efforts to comply with any of Purchaser’s reasonable requests for access to Books and Records not related primarily to the Acquired Business.

6.4 Employees. Purchaser acknowledges that none of the Benefit Arrangements or Employee Plans will be available to the Employees after the Closing other than benefits under the existing health plan which will terminate on February 29, 2008. For the avoidance of doubt, the Employees’ participation in the Varsity 401(K) plan will terminate upon Closing. Purchaser covenants to provide the Employees with benefits similar to those currently provided to its employees at or promptly following the Closing.

6.5 Text Book Business. Notwithstanding the definition of “Acquired Business” provided for in this Agreement, it is acknowledged and agreed that, during the three years after the Closing Date (the “Restricted Period”), Purchaser will not, and will cause its Affiliates not to, directly or indirectly, in any manner, anywhere in the Applicable Area, engage directly or indirectly in the business of marketing, distributing, servicing or selling textbooks online (i.e., over the Internet or any similar or successor electronic commerce system) (collectively, the “Textbook Business”) or any business that competes with the Textbook Business, or own any interest in, manage, control, participate in, or consult with or render services for any Person that is engaged in the Textbook Business or in any activity that competes directly or indirectly with the Textbook Business; provided, however, that no owner of less than 5% of the outstanding equity interests of any publicly traded entity shall be deemed to engage solely by reason thereof in its business. Notwithstanding the foregoing, this Section 6.5 will not prevent Purchaser or any of its Affiliates, either within or outside the Applicable Area, from (a) selling textbooks to the accounts identified on Schedule 6.5 as an element of its sale of apparel to those schools, provided that such sale of textbooks occurs only within the physical stores of Campus Outfitters (and not over the Internet or any similar or successor electronic commerce system) and (b) providing a link on its website to Varsity’s website. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving this Section 6.5, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by Purchaser against Varsity or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Varsity of the provisions of this Section 6.5, which Section will be enforceable notwithstanding the existence of any breach by Varsity or its Affiliates.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, South America, Europe, Asia, Australia and Africa, but if such area is determined by judicial action to be too broad, then it means (c) any country in which Varsity or any of its Subsidiaries engaged in the Textbook Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state in the U.S. in which Varsity or any of its Subsidiaries engaged in the Textbook Business prior to the Closing Date.

6.6 Payment of Purchaser’s Receivables. Varsity, for itself and its successors and assigns, hereby covenants to pay (or cause to be paid) to Purchaser all outstanding accounts payable owed by Varsity, Campus Outfitters and/or any of the Subsidiaries to Purchaser as of the Closing (but excluding the payable to be canceled under Section 2.2). Such amounts will be paid as follows: (a) all such payables related to Purchaser’s invoices issued in January and February of 2008 (currently estimated to be $241,252) will be paid within ten (10) days following the Closing Date, and (b) the balance of such payables (currently estimated to be $481,780) will be paid in five (5) equal installments of $40,148, commencing on April 1, 2008 and continuing on the first day of each month thereafter for the next four (4) months, with the remaining balance (currently estimated to be $281,040) payable on September 1, 2008. Notwithstanding the foregoing, Varsity may suspend any payments under clause (b) of this Section 6.6 if and for so long as Purchaser is in breach of its obligations under Section 6.2(b).

6.7 Payment of Campus Outfitters’ Payables and Payroll. Within five Business Days after the Closing Date, Varsity, for itself and its successors and assigns, hereby covenants to pay (or cause to be paid) $94,661 to Royal Park and $14,400 to Rifle/Kaynee in partial satisfaction of certain payables owed such vendors. Purchaser acknowledges that such amounts do not represent the total amounts owed to such vendors and any remaining balances with such vendors will be paid by Campus Outfitters or Purchaser. In addition, Varsity will fund payroll through February 29, 2008 provided that it receives a credit from Purchaser for the two days after Closing in the amount of $6,600. Varsity will also pay the commissions on all textbook sales of Campus Outfitters made in the physical stores of Campus Outfitters prior to the date hereof.

7.	MUTUAL COVENANTS.

7.1 Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances which may be reasonably necessary or advisable to carry out any of the transactions contemplated herein.

7.2 Access to Information and Personnel.

(a) Varsity will grant to Purchaser access to any relevant records related to operation of the Acquired Business that are reasonably required by Purchaser and not transferred hereunder. Any such access shall be during normal business hours where such data and records are regularly maintained. To the extent any information provided to Purchaser hereunder does not relate to the Acquired Business, Purchaser shall keep such information confidential.

(b) Purchaser will grant to Varsity reasonable access to any relevant records related to operation of or certain employees of the Acquired Business that is reasonably required by Varsity. Any such access shall be during normal business hours where such data and records are regularly maintained. To the extent any information provided to Varsity hereunder does not relate to the Acquired Business, Varsity shall keep such information confidential.

(c) After the Closing Date, Varsity will cooperate with Purchaser, and Purchaser will cooperate with Varsity, in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests, and will provide reasonable access to, and the cooperation of its employees and auditors. Varsity will cooperate in all reasonable respects with Purchaser and Purchaser will cooperate in all reasonably respects with Varsity in connection with any Tax investigation, audit or other proceeding.

7.3 Taxes.

(a) For any taxable period relating to Campus Outfitters that ends on or before the Closing Date, Varsity shall timely prepare and file with the appropriate Governmental Authority all required Tax Returns (and shall promptly provide Purchaser with copies of all such Tax Returns insofar as such Tax Returns relate to the Acquired Business) and shall pay all Taxes due with respect to such Tax Returns.

(b) Liability for Taxes.

(i) Varsity shall be liable for and pay, and shall indemnify Purchaser against, (A) all Taxes (other than Property Taxes) (i) imposed on Varsity that could give rise to an Encumbrance on the Acquired Business, (ii) imposed on Campus Outfitters that are allocable to a Pre-Closing Tax Period and (iii) resulting from the transactions hereunder or those that are the responsibility of Varsity pursuant to any provision in this Agreement and (B) all Property Taxes that relate to a Pre-Closing Tax Period.

(ii) Purchaser shall be liable for and pay, and shall indemnify Varsity and its Affiliates against, (A) all Property Taxes that relate to any Post-Closing Tax

Period and (B) all Taxes of Campus Outfitters and its Subsidiaries with respect to the Acquired Business for any Post-Closing Tax Period (to the extent such Taxes are imposed on any of the Seller Indemnified Parties).

(c) In the case of any Straddle Period, real, personal and other similar intangible property Taxes relating to the Acquired Business or the assets of Campus Outfitters (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period.

(d) Purchaser and Varsity agree to (i) furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Business (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax and (ii) cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax relating to the Acquired Business; (iii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Acquired Business for taxable periods for which the other may have a liability; and (iv) furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any such taxable period. Purchaser shall retain all Books and Records with respect to Taxes pertaining to the Acquired Business for a period of at least six (6) years following the Closing Date. Each party shall provide the other with at least ten (10) days prior written notice before destroying or transferring custody of any such Books and Records, during which period the party receiving such notice can elect to take possession, at its own expense, of such Books and Records.

(e) Varsity and Purchaser agree that the Purchase Price shall be allocated to the assets of Campus Outfitters and the Subsidiaries in accordance with the asset valuation principles set forth on Exhibit B hereto. Varsity and Purchaser will prepare or cause to be prepared and file or cause to be filed all Tax Returns and information reports in a manner consistent with such allocation and valuation.

7.4 Non-disparagement. Any party hereto will not, at any time on or after the Closing Date, make any negative or disparaging statements or communications regarding the other party, or any of its equity holders, directors, officers, employees, agents or Affiliates.

7.5 Publicity. The initial press release regarding the transaction contemplated hereby shall be a joint press release, and thereafter neither party hereto shall issue any press release or make any other public disclosure (including disclosure to public officials) with respect to this Agreement or the transaction contemplated hereby, except as required by any Legal Requirement, without the prior written consent of other party (and then only after giving the other party notice of, and an opportunity to review and comment on, such disclosure).

8.	[INTENTIONALLY OMITTED]

9.	NO SURVIVAL OF REPRESENTATION AND WARRANTIES.

9.1 Survival. Except as provided in the following sentence, the representations and warranties of Varsity, Campus Outfitters and Purchaser contained in this Agreement shall not survive the Closing and no actual or purported breach of any representation or warranty contained herein shall constitute a basis of any remedy of any Party hereto from and after the occurrence of the Closing. Notwithstanding the foregoing, all covenants of each Party hereto, and the representations and warranties of Varsity in Sections 3.1(b), 3.1(d), 3.3(b) and the representations and warranties of Purchaser in Section 4.1(b) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (after giving effect to any waivers and extensions thereof). If any party hereto delivers a notice for a claim for indemnification to the other party hereto, within the period of time a representation, warranty or covenant survives the Closing, the representation, warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.

9.2 Indemnification.

(a) Varsity shall indemnify and defend Purchaser and its Affiliates and their respective members, managers, officers, employees, agents, successors and assigns (the “Purchaser Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third-party claims), charges, interest, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees) (collectively, the “Losses”) resulting from, arising out of, or incurred by any Purchaser Indemnitee in connection with, or otherwise with respect to: (a) the failure of any representation or warranty by Varsity in Section 3.1(d) to be true and correct in all respects as of the Closing Date, (b) the failure of any representation or warranty by Varsity in Sections 3.1(b) or 3.3(b) to be true and correct in all respects as of the Closing Date, and (c) any breach of any covenant or agreement of Varsity contained herein or any certificate or other document furnished or to be furnished to Purchaser in connection with the transactions contemplated by this Agreement. The aggregate indemnifiable Losses recoverable by Purchaser under clause (a), (b) and (c) above shall in no event exceed $700,000. Notwithstanding the foregoing, the aggregate indemnifiable Losses recoverable by Purchaser under clause (b) and (c) above shall in no event exceed $100,000.

(b) Purchaser and Campus Outfitters shall, jointly and severally, indemnify and defend Varsity and its Affiliates and their respective members, managers, officers, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, the Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to: (a) the failure of any representation or warranty by Purchaser in Section 4.1(b) to be true and correct in all respects as of the Closing Date, and (b) any breach of any covenant or agreement of Purchaser or Campus Outfitters contained herein or any certificate or other document furnished or to be furnished to Purchaser in connection with the transactions contemplated by this Agreement.

(c) THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REMEDIES PROVIDED IN SECTIONS 6.5, THE REMEDIES OF THE

PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE 9 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS COVERED BY THIS AGREEMENT. EXCEPT WITH RESPECT TO ANY BREACH OF SECTIONS 6.2, 6.5, 7.4 or 7.5, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, DIMINUTION IN VALUE, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 9.2 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE 9 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 9. ANY LIABILITY UNDER THE SECOND SENTENCE OF THIS SECTION 9.2 SHALL BE DETERMINED WITHOUT DUPLICATION OF RECOVERY BY REASON OF THE STATE OF FACTS GIVING RISE TO SUCH LIABILITY BEING ACTIONABLE UNDER SEPARATE DAMAGES THEORIES.

(d) To the extent that any party hereto shall be entitled under the terms and conditions of “occurrence” based insurance policies in effect on the date hereof to coverage for losses suffered by the other party arising out of any occurrences covered by such policies occurring before the Closing, the party shall use its best efforts to recover such losses on behalf of the other party and shall deliver the proceeds recovered to the other party.

10.	GENERAL PROVISIONS.

10.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In respect of any actions for injunctive or other equitable relief hereunder, any suit, action or claim may be brought against any party hereto in the federal courts located in the borough of Manhattan, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts in any such action, suit or claims and hereby waives any objection to venue laid therein. Process in any such action, suit or claim may be served on any party anywhere in the world.

10.2 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand, overnight courier or international courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or five (5) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

Varsity or Campus Outfitters:

c/o Varsity Group, Inc.

2677 Prosperity Avenue, Suite 250

Fairfax, Virginia 22031

Attention: Chief Executive Officer

Fax: (202) 466-2753

Copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Anthony J. Richmond

Fax: (650) 463-2600

Purchaser:

1375 Euclid Ave.

Suite 500

Cleveland, Ohio 44115

Attention: Micki Tubbs

Fax: (216) 583-0773

Copy to:

Ulmer & Berne LLP

1660 W. 2nd Street

Suite 1100

Cleveland, Ohio 44113

Attention: Michael D. Stovsky

(Fax: (216) 583-7137

or such other addresses as shall be similarly furnished in writing by either party.

10.3 Exhibits. All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

10.4 Entire Agreement, Binding Effect. This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

10.5 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.6 Expenses. All transaction expenses shall be borne by the party incurring such expense.

10.7 Amendment. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.8 Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition, or the waver of any other term or condition.

10.9 Time of the Essence. Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

10.10 Assignment. This Agreement may not be assigned by operation of law or otherwise by Varsity without the prior written consent of Purchaser, except to Follett Corporation and its Affiliates. This Agreement may not be assigned by operation of law or otherwise by Purchaser without the prior written consent of Varsity.

10.11 No Third Party Beneficiary. Except as provided in Sections 6.2 and 6.5 and in Section 9 as to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.13 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against such Person.

10.14 Schedules. Varsity has, or has caused Campus Outfitters to, set forth information in certain of the Schedules to this Agreement that corresponds to the Section of the Agreement to which they relate. A matter set forth in one Schedule need not be set forth in any other Schedule so long as its relevance to the latter Schedule or Section of the Agreement is readily apparent on the face of the information disclosed in any of the Schedules.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Membership Interest Purchase Agreement all as of the day and year first above written.

SCHOOLONE.COM, LLC

By:
Name:
Title:

CAMPUS OUTFITTERS GROUP, LLC

By:
Name:
Title:

VARSITY GROUP, INC.

By:
Name:
Title:

Schedule 2.4 Resignations

James Craig

Schedule 3.1(a) Organization and Validity Organization and Qualification; Power

Campus Textbooks LLC is not in good standing in the state of Maryland for failure to file its Personal Property Return.

Schedule 3.1(c) No Conflict; Compliance; Binding Effect

Campus Textbooks LLC is not in good standing in the state of Maryland for failure to file its Personal Property Return.

Schedule 3.1(e) Subsidiaries

Name	Jurisdiction
Campus Textbooks LLC	Maryland

Schedule 3.3(a) Financial Statements

Campus Oufitters LLC

Consolidated Balance Sheet

As of 12/31/07

($ in Thousands)	As of 12/31/07
Current Assets
Cash & cash equivalents	13
Restricted Cash	—
Short-term investments	—
Accounts receivable, net of doubtful	323
Inventory	3,483
Deferred taxes	—
Deferred charge	—
Other Current Assets	49

Total Current Assets	3,868

Property, plant and equipment, net	231
Development	—
Software for internal use, net	444
Intangible assets, net	—
Goodwill	—
Deferred taxes	—
Long term investments	—
Other assets	83

Total Assets	4,626

Current Liabilities
Accounts payable	(294)
Deferred revenue	(5)
Other accrued expense & current liabilities	(231)
Lease Liability	(1)
BOA Loan / Margin Loan	—
Notes Payable, Current	—
Taxes payable	(2)
Accrued employee comp. & benefits	(20)

Total Current Liabilities	(553)
Long-Term Liabilities
Lease Liability	—
Other	(22)

Total Liabilities	(575)

Stockholders Equity
Stockholders Equity	(0)
Treasury Stock	—
Add’l paid in capital	(695)
Deferred compensation	—
Unrealized gains / losses	—
Accumulated deficit	(3,356)

Total Stockholders Equity	(4,051)

Total Liab & Equity	(4,626)

NOTE: approximately $46K of accrued Revenue Share for books sold in Campus Outfitter Stores (as of 12/31/07) are retained by Varsity and are excluded from the 12/31/07 Campus Outfitters Balance Sheet

Working Capital Adjustment (numbers in Thousands)

a)	Accounts Receivable	245.0	Per Griffin 2/25/08 aging
b)	Reserve for Doubtful accounts	(26.5)	Half of $53K allowance

c)	Subtotal	218.5
d)	A/R collected on 2/25/08	(29.0)

e)	Net Accounts Receivable	189.5

f)	Accounts payable	(315.0)

g)	Difference	(125.5)
h)	Add half of RevShare owed	23.0	S1 will assume 1/2 of accrued RevShare

i)	Total Amount of Adjustment	(102.5)	Varsity will payoff this amount of A/P
j)	Pay Royal Park	94.7
k)	Pay Rifle/Kaynee	14.4	Total owed is $17.2
l)	S1 assumes 2 days of payroll	(6.6)
m)	Total (Should = $0)	(0.0)

Schedule 3.4 – Change in Condition

None

Schedule 3.8- Taxes

Campus Outfitters is subject to an audit for failure to pay New York State taxes.

Schedule 3.9 Contracts

Campus Outfitters School Customer List

School Name
Academia Avance
Andrew Jackson Middle School
Aldersgate Christian Academy
Aquinas Central Catholic School
Archbishop Carroll High School
Arapaho Classical School
Assumption Elementary School
Atholton Sda School
Bethany School
Beltsville SDA School
Bishop McNamara High School
Bishop Lynch High School
Bishop Ludden High School
Bridges Academy
Bullis School
Calvary Christian Academy
Cardinal Ritter High School
Cathedral High School
Carroll High School
Cambridge School of Dallas, TX
Cardinal Gibbons School
Cathedral High School - Book Store
Christ the King Elementary School
Charles A Tinley Accelerated School
Challenge Foundation Academy
Charles Herbert Flowers High School
Christian Center School
Cono Christian School, IA
Cornerstone Christian Academy
Cornerstone Schools of Washington, D.C.
Crossroads Academy
DC Prep
Dematha Catholic High School
Detroit Country Day School
Dupont Park Adventist School
Eagle Heights
Eden Grove Academy
Emery L. Fears Boys Academy
Excellence Christian School

The Fourth Presbyterian School
Franklin Academy
Free Gospel Christian Academy
Frankin Road Christian School
GE Peters SDA Elementary School
Gerstell Academy
Gerstell Middle School
Good Shepherd Lutheran
Grace Christian School, MD
Grace Episcopal Day School
Grosse Pointe Academy
Guerin High School
Gwynn Park High School
Holy Family Catholic School
Huda School
Holy Redeemer Catholic - DC
Holy Redeemer Elementary School
Holy Redeemer Elementary School - Kensington
Howard Road Academy
Holton-Arms School
Holy Family School
Holy Angels, In
Idea Public Charter School
Immaculate Heart of Mary School
Immaculata Academy
INDIANAPOLIS CHILDRENS CHOIR
International School of Indiana, IN
Jefferson Junior High School
Jewel Christian Academy
John Nevins Andrews School
John Paul II High School
Julia Brown Montessori School
Lanham Christian School
Lake Arbor Elementary School
Langdon Elementary
Laurel High School
Lee Christian School
Little Flower School, OH
The Linsly School
Liberty Bible Academy
Lighthouse Christian Academy
LITTLE FLOWER, MD
Luke C. Moore Academy Senior High School
Manor Montessori School
McLean School
Mitchellville Children’s House
Mount Notre Dame High School
Monticello Preparatory School

McKinley Technology High School
Mizzentop Day School
Mount Saint Mary Academy
Nativity Catholic Academy
Naylor Road School
Nannie Helen Burroughs School
Nativity Catholic School
National Christian Academy
New Bern Ave Day Care Center
NOTRE DAME ACADEMY, BUFFALO
Newport School
Niagara Catholic High School
Northwestern High School
Oakcrest School
Our Lady of Lourdes Elementary School
Our Lady of the Sacred Heart
Our Lady of Mt. Carmel
Our Lady of Mt. Carmel
Our Lady of Visitation
Our Lady Queen of Martyrs
Our Lady of Victory
Our Lady Star of the Sea
Saint Vincent Pallotti High School
Paul Public Charter School
Parkdale High School
Park Tudor School
Parkdale High School - Staff
PARISH EPISCOPAL SCHOOL, TX
Primary Montessori Day School
Prout School, The
Princeton Academy of the Sacred Heart
Providence Country Day School
Randolph-Macon Academy
Raleigh Boys Choir
Ranney School
Reid Temple Christian Academy
Riverdale Baptist
Sacred Heart Academy - Winchester
Sacred Heart Elementary School
Sacred Heart Villa School
Sacred Heart Academy - Hamden
Seed Learning Academy
Shepherd of the Hills
Sligo Adventist School
Spencerville Adventist Academy
Springside School
Saints Peter and Paul Elementary School
Saint Ambrose Elementary School

St. Ambrose Catholic School
Saint Bernard’s School, MD
St. Francis Xavier School
Saint Francis Episcopal Day School, MD
Saint Hugh’s School
Saint Jerome
St. John the Baptist School
Saint Mary of the Mills
St. Mary’s Catholic School, Rockville
Saint Mary’s Catholic School Landover Hills
Saint Thomas More Academy, NC
St. Joseph the Worker School
Saint Mark Catholic School
Saint Peter’s School
Saint Jane De Chantal School
St. Columban School
St. Ignatius
St. John Central High School
St. John Central Grade School
Saint Aloysius Gonzaga School
St. Gregory the Great
Saint Teresa of Avila School, OH
Saint Ursula Villa School
Saint Patrick School
Saint Joseph Elementary School
Saint Gertrude
Saint Simon the Apostle
Saint Vivian Elementary School
Saint Jude Elementary School
Saint Peter’s Roman Catholic School
St. Stephen School
Stella Niagara Education Park
St. Gabriel Consolidated School
St. John the Baptist, OH
Saint Susanna Elementary School
Saint Matthew School
Saint Clement Elementary School
Saint Mary’s School Clinton
St. Dominic, OH
Saint Ann-Groesbeck
Saint Gabriel School
St. Joseph School
Saint Jude
Saint Mark the Evangelist
Saint Mary Catholic School - Royal Oak
St. Margaret, NY
Saint Antoninus Elementary
Saint Richard’s School

Saint Fabian Elementary School
Saint Joan of Arc School
Saint Regis School
Saint Genevieve Elementary School
Saint Sebastian Catholic School
St. Andrew and St. Rita Catholic School
St. Theresa’s School
The Summit Country Day School
Surrattsville High School
Takoma Academy
Temple Christian School - Madison Heights
Thurgood Marshall Academy
21st Century Charter School
Upper Room Christian School
Ursuline Academy
Vienna Adventist Academy
The Vanguard School
Washington McLaughlin School
Washington Middle School for Girls
West Minister Charter
Woods Academy
Word of Life Christian Academy
Woodstream Christian Academy
Woodrow Wilson High School, TX
Charles Carroll Middle School
Concordia Christian Academy
Cordozo H.S.
Escu (Division Of Detroit Jesuit)
Immaculate Heart Of Mary
L.G. Pinkston High School
Mercy High School
Oak Hill Academy
Prince of Peace, Carrollton
Progressive Christian Academy
Redeemer Lutheran
Richardson Adventist School
Seton High School
Shabach Christian Academy
St Bartholomew
St Catharine Of Siena
St Nicholas Academy
St Thomas
St. Mary of the Assumption

Schedule 3.10(a) Intellectual Property Liens or Invalid Licenses

None

Schedule 3.10(b) Intellectual Property and Intellectual Property Rights

Services and Management Agreement, dated July 1, 2006, between the Company and SchoolOne, as amended on December 2006 and July 2007.

Software License Agreement, dated March 13, 2005, between the Company and Purple Cactus, LLC for Oasis Point of Sale System employed by Campus Outfitters.

The Company, through SchoolOne, licenses off-the-shelve software in the ordinary course of business.

Purple Cactus Capitalized Software
12/31/2007

Project	NBV 2007
Purple Cactus - Q106	$102,450.00
Purple Cactus - Q206	$76,144.15
Purple Cactus - Q306	$69,339.18
Purple Cactus - Q406	$38,611.48
Purple Cactus - Q107	$103,227.40
Purple Cactus - Q207	$27,328.50
Purple Cactus - Q307	$26,744.40
Total Asset	$443,845.12

Schedule 3.12(a) Employees

Campus Outfitters Group LLC

2008 Employee Census

Salaried Employees

Last Name	First Name	Date of Hire	Level	State	Title	Salary
CAMPUS OUTFITTERS
Cevallos	Damian E.	3/28/2005	Director	MD	General Manager of Campus Outfitters	$110,000.00
Cox	Jill	6/5/2006	Manager	IN	Store Manager, Indianapolis, IN	$40,000.00
DeLeeuw	Frank	6/5/2006	Manager	MI	Store Manager, Southfield, MI	$53,250.00
Griggs	Anthony	5/26/2005	Manager	MD	Embroidery Supervisor	$33,750.00
Holt	Mark	5/26/2005	Director	MD	Director of Warehouse Operations	$80,000.00
Jackson	Christian	1/22/2007	Specialist	MD	Warehouse Supervisor	$45,000.00
Janelle	Megan	5/22/2006		MD	Account Management Assistant	$38,000.00
Jones	Anthony	9/5/2006	Manager	MD	Senior Accountant	$78,500.00
McFarland	Charlotte	5/26/2005	Director	IN	Regional Store Director	$70,000.00
Moore	James R.	9/16/2006	Specialist	MI	Assistant Store Manager, Southfield, MI	$35,000.00
Moore	Jennifer	7/23/2007	Manager	NY	Store Manager, Buffalo	$30,000.00
Northcutt	Melissa	5/26/2005	Manager	TX	Store Manager, Richardson, TX	$45,900.00
Sorrell	Vincent	5/26/2005	Manager	MD	Warehouse Manager	$73,000.00
Sullivan	Kathlynne	5/18/2006	Manager	MD	Store Manager, Rockville, Fairfax, College Park	$55,000.00
Washington	Juanita	11/6/2006	Manager	MD	Customer Service Supervisor	$35,000.00
West	Christina	5/26/2005	Manager	OH	Store Manager, Cincinnati, OH	$40,800.00
Williams	Joe	5/26/2005	Manager	MD	Floor Supervisor	$44,900.00
Williams	Shye	2/13/2006	Specialist	MD	Staff Accountant	$36,750.00

Campus Outfitters Group LLC

2008 Employee Census

Permanent Full-Time & Part-Time Hourly Employees

Last Name	First Name	Status	Hourly Rate	Level	State	Title	TOTALS
Bado	Jacqueline	PT	10	Support/Administrative	MD	CP Bookstore Associate
Baker	Lindsey	PT	10	Support/Administrative	MD	CP Sales Associate
Davis	Michael	PT	9	Support/Administrative	MD	Rockville Bookstore Associate
Diaz	Oscar	PT	9	Support/Administrative	MD	CP Bookstore Associate
Diaz	Zuri	PT	10	Support/Administrative	MD	CP Sales Associate
Dwyer	Jonathan	PT	10	Support/Administrative	MD	Accounting Intern
Gill	Crystal	PT	11	Support/Administrative	MD	Customer Service Associate
Glick	Marni	PT	10	Support/Administrative	MD	CP Bookstore Associate
Jalloh	Al	PT	10	Support/Administrative	MD	CP Bookstore Associate
Jones	Raymond	PT	12	Support/Administrative	MD	CP Senior Sales Associate
Norris	Terrell	PT	11	Support/Administrative	MD	Bookstore Associate
O'Brien	Michael	PT	10	Specialist	MD	Graphic Artist
Shoe	Barbara	FT	13	Specialist	MD	Rockville Bookstore Associate
Smith	Sean	PT	10	Support/Administrative	MD	CP Bookstore Associate
Suggs	Jasmine	PT	9	Support/Administrative	MD	CP Bookstore Associate
Suggs	Melanie	PT	9	Support/Administrative	MD	CP Bookstore Associate
Valdellon	Rebecca	PT	10	Support/Administrative	MD	CP Sales Associate
							9
Baltz	Chris	PT	13.5	Support/Administrative	MD	CP Warehouse Associate
Cooper	Marcus	PT	10	Support/Administrative	MD	CP Warehouse Associate
Dang	Hong Thu	FT	13	Support/Administrative	MD	Embroidery Operator
Hall	Arthur	PT	13.5	Support/Administrative	MD	CP Warehouse Associate
Kegley	David	PT	13.5	Support/Administrative	MD	CP Warehouse Associate
On-Quan	Tran	FT	13	Support/Administrative	MD	Embroidery Operator
Peterson	Morgan	PT	13.5	Support/Administrative	MD	Embroidery Operator
Sherren	Geoff	PT	13.5	Support/Administrative	MD	CP Warehouse Associate
Stokes	William	PT	12	Support/Administrative	MD	CP Warehouse Associate
							1
Mayfield	Jennifer	PT	12	Support/Administrative	MI	Southfield Bookstore Associate
							9
Anyzeski	Darlene	PT	11	Support/Administrative	TX	Richardson Bookstore Associate
Basso	Carol	PT	10	Support/Administrative	TX	Richardson Bookstore Associate
Chermack	Janet	PT	10	Support/Administrative	TX	Richardson Bookstore Associate
Darwin	John	PT	10	Support/Administrative	TX	Richardson Bookstore Associate
Darwin	Nicole	PT	10	Support/Administrative	TX	Richardson Bookstore Associate
Davies	Sarah	PT	9	Support/Administrative	TX	Richardson Bookstore Associate
Henslee	Michael	PT	9	Support/Administrative	TX	Richardson Bookstore Associate
Martin	Joye	PT	10	Support/Administrative	TX	Richardson Bookstore Associate
Sears	Ann	PT	12	Support/Administrative	TX	Richardson Bookstore Associate
							3
Kovacs	Christina	PT	13.5	Support/Administrative	NC	Store Manager, Raleigh, NC
Kovacs	Steven	PT	9	Support/Administrative	NC	Raleigh Bookstore Associate
Nguyen	Chau	PT	9	Support/Administrative	NC	Raleigh Bookstore Associate
							2
Dymond	Julia	PT	9	Support/Administrative	NY	Buffalo Bookstore Associate
Gallo	Lisa	PT	9	Support/Administrative	NY	Buffalo Bookstore Associate
							3
Littrell	Betty Ann	PT	10	Support/Administrative	IN	Indianapolis Bookstore Associate
Mayfield	Cheryl	PT	10	Support/Administrative	IN	Indianapolis Bookstore Associate
Worland	Janet	PT	14.5	Support/Administrative	IN	Indianapolis Bookstore Associate
							5
Daniels-Purtee	Dina	PT	10	Support/Administrative	OH	Cincinnati Bookstore Associate
Jones	Jennifer	PT	13	Support/Administrative	OH	Assistant Store Manager, Cincinnati, OH
Miracle	Robert	PT	10	Support/Administrative	OH	Cincinnati Sales Associate
Munson	Robin	PT	10	Support/Administrative	OH	Cincinnati Bookstore Associate
Speed	Sandra	PT	13	Support/Administrative	OH	Cincinnati Bookstore Associate
						GRAND TOTAL:	50
						Total Full Time	3
						Total Part-Time	47

Schedule 3.14(a) Title to Personal Property

List Liens on Personal Property

Lien in favor of VGI Financial Corp. which will be released at Closing.

List Personal Property Leases

None

Schedule 3.14 (c) Real Property Leases

Lessor	Lessee	Property
5112 Berwyn LLC	Campus Outfitters Group LLC	5112 Berwyn Road, College Park, MD
S&K Joint Venture	Varsity Group Inc.	5127 Berwyn Road, College Park, MD
S&K Joint Venture	Varsity Group Inc.	5107A Berwyn Road, College Park, MD
S&K Joint Venture	Varsity Group Inc.	5107D Berwyn Road, College Park, MD
Rockville Pike JV L.P.	Varsity Group Inc.	815-B Rockville Pike, Rockville MD
North Market Associates	Varsity Group Inc.	1617 North Market Drive, Raleigh, NC
Arhaus Plaza LLC	Varsity Group Inc.	35 Tri County Parkway, Cincinnati, OH
Castleton Place, LP	Campus Outfitters Group LLC	5854 East 82nd St., Indianapolis, IN
Evans Sheridan Plaza	Varsity Group Inc.	432 Evans, Williamsville, NY
Country Corner Shopping Center LLC	Varsity Group Inc.	30860 Southfield Rd., Southfield, MI
Koll Bren Fund V, L.P.	Varsity Group Inc.	300 North Coit Rd., Richardson, TX

Location	Use	Square Feet
5112 Berwyn Rd College Park, MD	Office Space / Retail store	16,850
5127 Berwyn Rd, College Park, MD	Main Warehouse	10,000
5107A Berwyn Rd. College Park, MD	Warehouse	2,425
5107D Berwyn Rd. College Park, MD	Warehouse	1,975
815-B Rockville Pike, Rockville MD	Retail Store	1,175
1617 North Market Drive, Raleigh, NC	Retail Store	1,175
35 Tri County Parkway, Cincinnati, OH	Retail Store	5,700
5854 East 82nd St., Indianapolis, IN	Retail Store	6,825
432 Evans, Williamsville, NY	Retail Store	3,000
30860 Southfield Rd.,Southfield, MI	Retail Store	5,000
300 North Coit Rd., Richardson, TX	Retail Store	2,825

Schedule 3.15(a) Plans and Benefit Arrangements

Benefit Plans:

•	401(k) Plan; American United Life Insurance Co. – Administrator

•	IRS determination letter dated 4/17/2002 provided to Parent

•	Varsity Group Inc. Second Amended and Restated 1998 Stock Option Plan

•	CareFirst BlueCross Blue Shield (Medical); Principal Group Dental PPO, LTD and Group Life Insurance

•	Employee Stock Purchase Plan (currently dormant)

•	Paid Time Off (vacation, designated holidays)

•	Educational Assistance

Schedule 3.19 Insurance

Varsity Group, Inc.

Schedule of Insurance as of 12/11/07

Effective Dates	Carrier	Coverage Description	Limits	Deductible
12/01/06-03/01/08	Federal Ins Co	Property
		Debris Removal plus 25%	$100,000	$5,000 ea Occurrence
		of Direct Damage of Schedule		$3,500 Laptop
		Earthquake	$1,000,000	24 Hr Business Income
		Equipment Breakdown	Included	& Expense Waiting Period
		Premises
		Flood Excluding College	$1,000,000
		Park & Indianapolis
		Newly Acquired or Construc	$1,000,000
		Bldg for 180 Days
		Newly Acquired EDP Equipm	$250,000
		for 180 Days
		Newly Acquired Personal Pr	$500,000
		for 180 Days
12/01/06-03/01/08	Federal Ins Co	General Liability
		Each Occurrence	$1,000,000	$1,000
		General Aggregate	$2,000,000
		Products /Completed Opera	$2,000,000
		Personal Advertising Injury	$1,000,000
		Damage to Rented premises	$1,000,000
		Medical Payments	$10,000
		Employee Benefits Liability
		Per Claim Limit	$1,000,000	$1,000
		Aggregate Limit	$1,000,000
		Employers Liability
		Stop GAP Ohio
		Aggregate Limit	$500,000
		Ea Accident Limit	$500,000
		Ea Employee Limit for Disea	$500,000
12/01/06-03/01/08	Federal Ins Co	Business Auto
		Liability	$1,000,000
		per Accident Combined Single
		Limit BI and PD Hired Non-
		Medical payments Symbol3	$5,000
		owned (Symbol 1)
		Uninsured/Underinsured	$1,000,000
		Motorist (symbol 2)
		Physical Damage
		Comp ACV (Symbol7)		$1,000
		Collision ACV ( Symbol 7)		$1,000
		Hired Vehicle Physical Damage
		ACV Limit per Vehicle
		Comprehensive		$500
		Collision		$500
		Towing	$50

Varsity Group, Inc.

Schedule of Insurance as of 12/11/07 CONTINUED

Effective Dates	Carrier	Coverage Description	Limits	Deductible
12/01/06-3/1/08	Federal Ins Co	Workers Comp
		Part I Liability	Statutory
		Part II Employers Liability
		Bodily Injury Each Accident	$500,000
		Bodily Injury by Disease	$500,000
		policy Limit
		Bodily Injury by Disease	$500,000
		ea employee
12/01/06-03/01/08	Federal Ins Co	Umbrella
		Excess Liability per Occurre	$5,000,000
		General Aggregate	$5,000,000
		Products Completed Operat	$5,000,000
		Advertising Injury & persona	$5,000,000
		Injury Aggregate Limit
		Self Insured Retention		None
03/01/07-03/01/08	National Union	Employment Practices
		Each Occurrence	$1,000,000	$25,000
		General Aggregate	$1,000,000
03/01/07-03/01/08	Illinois National	Directors & Officers(1)
		Policy Aggregate including D	$7,500,000
		Securities Claims		$250,000
		All other Claims		$100,000
10/30/07 - 10/30/08	Illinois National	NetAdvantage Security
		Each Occurrence	$1,000,000	$25,000
8/13/2006 - 3/1/2008	Federal Ins. Co.	Crime
		Employee Theft	$500,000	$1,000
		Premises	$500,000	$1,000
		Transit	$500,000	$1,000
		Depositor's Forgery	$500,000	$1,000
		Computer
		Theft and
		Funds
		Transfer
		Fraud	$500,000	$1,000
		Employee Benefits Plans In		No Deductible

Schedule 6.5 Textbook Accounts

Campus Outfitter
Textbook Customers

MD:
Archbishop Carroll
TX:
Jesuit College Preparatory School
John Paul II High School
NC:
St. David
IN:
Cathedral High School
Park Tudor School
Guerin